HARDINGE INC.
One Hardinge Drive
Elmira, New York 14902-1507

February 27, 2017

Mr. Urs Baumgarnter
Summerauweg 8
8555 Muelheim Switzerland

Dear Urs:

The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Hardinge Inc. (the "Company") has selected you to receive, effective February 27, 2017, (the "Grant Date"), a Restricted Stock Incentive (the "Incentive") under the Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan (the "Plan"). The Committee's decision to grant you this Restricted Stock Incentive has been ratified by the Board.

Your shares of restricted stock are described in the balance of this letter agreement between us. This letter constitutes your grant with respect to the Incentive described herein.

The Plan text governs the operation of the Plan as well as the terms and conditions of your shares of restricted stock granted under the Plan, and is incorporated herein by reference. A copy of the Plan text is enclosed. Any term not defined in this letter agreement shall have the same meaning as it is defined in the Plan.

GRANT OF RESTRICTED STOCK

You are hereby granted, subject to your fulfillment of the service requirement described below, 6,450 Shares of Common Stock, $.01 par value, of the Company, subject to the restrictions set forth herein ("Restricted Stock").

VESTING OF RESTRICTED STOCK

Except as otherwise provided herein or in the Plan, your Shares of Restricted Stock shall be issued to you on the third (3rd) anniversary of the Grant Date (the "Issue Date"); provided you remain continuously employed by the Company or a subsidiary from the Grant Date through the Issue Date; provided however, that if a Change in Control occurs prior to the Issue Date and you have been continuously employed by the Company or a subsidiary since the date of this letter agreement, all of the Shares of Restricted Stock shall immediately be issued to you.

TERMINATION OF EMPLOYMENT

Except as otherwise provided in the Plan or in this letter agreement, on termination of your employment with the Company or a subsidiary prior to the Issue Date your right to receive

Shares of Restricted Stock on the Issue Date shall terminate.

NO RIGHTS AS A STOCKHOLDER

Unless and until the Shares of Restricted Stock are issued to you in accordance with the terms of this letter agreement, you shall have no ownership of, interest in, or rights in respect of the Shares, including, without limitation any right to vote the Shares or receive dividends or distributions thereon.

DIVIDEND EQUIVALENT PAYMENTS

If and when any Shares of Restricted Stock are issued to you in accordance with the terms of this letter agreement, upon such issuance the Company will also pay to you, in cash, an amount equal to the aggregate dividends that would have been paid on such Shares issued to you had you been the record owner of such Shares since the Grant Date. If your right to receive any Shares of Restricted Stock terminates, your right to receive such payments in respect of such Shares shall also terminate.

ADMINISTRATION OF THE PLAN; AUTHORITY OF THE COMMITTEE

The Plan shall be administered by the Committee. The Committee has the authority, in its sole discretion, to interpret the Plan and all grants of Incentives thereunder, to establish, amend and rescind rules and regulations relating to the Plan, and to make any determination it believes necessary or advisable for the administration of the Plan. The scope of

the Committee's authority is more fully described in the Plan. All decisions of the Committee in the administration of the Plan are conclusive and binding on you.

FORFEITURE

If (1) in the opinion of the Committee, you, without the written consent of the Company, engage directly or indirectly in Competition with the Company or any Affiliate, or (2) you engage in any activity or conduct which in the sole opinion of the Committee is contrary to the best interests of the Company, your right to receive the Shares of Restricted Stock shall terminate.

MISCELLANEOUS

You have no right to assign, sell, transfer, pledge or encumber your right to receive Shares of Restricted Stock, except by will, or by the laws of descent and distribution.

Nothing in this letter agreement or the Plan confers on you any right to continue in the employment of the Company or a subsidiary or restricts the right of the Company or a subsidiary to terminate your employment.

At the time you are taxable with respect to the Shares of Restricted Stock, the Company may deduct and withhold from amounts payable to you under the Plan or from any payment of any kind otherwise due to you, an amount sufficient to satisfy all Foreign, Federal, state and/or local income and employment tax withholding requirements. In accordance with Section 13 of the Plan and subject to the approval of the Committee, you may elect to have the withholding obligation satisfied by authorizing the Company to hold back Shares of Common Stock to be issued that have a Fair Market Value, as of the date withholding is effected, sufficient to satisfy the withholding amount due, or by transferring to the Company shares of Common Stock having a Fair Market Value as of the date withholding is effected sufficient to satisfy such withholding amount; provided, however, that if you are subject to Section 16(b) of the Securities Exchange Act of 1934 you may do so only in compliance with the additional requirements deemed appropriate by the Committee.

This letter agreement shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your estate) and may not be amended or modified in any respect except (i) by a writing signed by the Company and you, and (ii) as permitted by the Plan.

This letter agreement shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

ACCEPTANCE

If the foregoing is acceptable to you, kindly acknowledge your acceptance and agreement by signing the enclosed copy of this letter and returning it to me.

Very truly yours,

HARDINGE INC.

By: ______________________
Name: Richard L. Simons
Title: President
Chief Executive Officer

AGREED TO AND ACCEPTED
this 27 day of February, 2017

____
Urs Baumgartner